EX-23.23(j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of ASM Index 30 Fund

We hereby consent to the inclusion in Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A (File No. 33-36454, hereafter the
"Registration  Statement")  of ASM  Index  30 Fund,  Inc.  of our  report  dated
December 30, 1998, on our audit of the financial statements and financial highlights of the ASM Index 30 Fund, Inc. appearing in the October 31, 1998 Annual Reports to Shareholders of the Fund, which annual reports are incorporated by reference in Post-Effective Amendment No. 10 to the Registration Statement. We also consent to the reference to our Firm under the caption
"Financial Highlights" in the Prospectus and "Financial Statements" in the Fund's Statement of Additional Information.



PRICEWATERHOUSECOOPERS LLP



Fort Lauderdale, Florida
February 23, 1999